Exhibit 4.5

Execution Copy

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT, dated as of January 29, 2010, among ACCELLENT INC., a Maryland corporation (the “Company”), each of the subsidiaries of the Company listed on Annex A hereto (each such undersigned subsidiary being a “Subsidiary Pledgor” and, collectively, the “Subsidiary Pledgors”; the Subsidiary Pledgors and the Company are referred to collectively, jointly and severally, as the “Pledgors”), and THE BANK OF NEW YORK MELLON, as notes collateral agent (in such capacity, the “Notes Collateral Agent”) pursuant to an indenture, dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time, the “Indenture”), among the Company, each Guarantor (as defined in the Indenture) and THE BANK OF NEW YORK MELLON, as trustee (the “Trustee”) and as Notes Collateral Agent on behalf of the holders of the Notes (as defined below) (the “Holders”).

W I T N E S S E T H:

WHEREAS, pursuant to the Indenture, the Company has issued, or will issue $400 million principal amount of 8 3/8% senior secured notes due 2017 (together with any Additional Notes issued pursuant to the Indenture, the “Notes”) upon the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to the Indenture, each Guarantor party thereto has unconditionally and irrevocably guaranteed, as primary obligor and not merely as surety, to the Trustee, for the benefit of the Secured Parties the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations;

WHEREAS, The Bank of New York Mellon has been appointed to serve as Notes Collateral Agent under the Indenture and, in such capacity, to enter into this Agreement;

WHEREAS, each Pledgor will receive substantial benefits from the execution, delivery and performance of the obligations under the Indenture and the Notes and each is, therefore, willing to enter into this Agreement;

WHEREAS, this Agreement is made by the Pledgors in favor of the Notes Collateral Agent for the benefit of the Secured Parties to secure the payment and performance in full when due of the Secured Obligations; and

WHEREAS, each Subsidiary Pledgor is a Domestic Subsidiary of the Company;

WHEREAS, (a) the Company and the Subsidiary Pledgors are the legal and beneficial owners of the Equity Interests described in Schedule 2 hereto and issued by the entities named therein (all of the Equity Interests directly held by the Pledgors on the date hereof, together with the Equity Interests directly held by any of the Pledgors in the future (the “After-acquired Shares”), in each case, except to the extent excluded from the Collateral pursuant to Section 2(a), are referred to collectively herein as the “Pledged Shares”) and (b) each of the Pledgors is the legal and beneficial owner of the Indebtedness (together with any other Indebtedness owed to the Pledgors following the date hereof, the “Pledged Debt”) described under Schedule 2 hereto.

NOW, THEREFORE, in consideration of the premises and to induce the Trustee and the Notes Collateral Agent to enter into the Indenture and induce the Holders to purchase and hold the Notes, the Pledgors hereby agree with the Notes Collateral Agent, for the benefit of the Secured Parties, as follows:

1. Defined Terms. (a) Unless otherwise defined herein, terms defined in the Indenture and used herein shall have the meanings given to them in the Indenture and all terms defined in the Uniform Commercial Code from time to time in effect in the State of New York (the “NY UCC”) and not defined herein shall have the meanings specified therein; provided, however, unless otherwise specified herein, that to the extent that the NY UCC is used to define any term used herein and if such term is defined differently in different Articles of the NY UCC, the definition of such term contained in Article 9 of the NY UCC shall govern.

(b) As used herein, the term “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person of whatever nature, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

(c) As used herein, the term “Note Documents” shall have the meaning assigned to such term in the Security Agreement.

(d) As used herein, the term “Notes Obligations” shall have the meaning assigned to such term in the Security Agreement.

(e) As used herein, the term “Proceeds” shall mean all “proceeds,” as such term is defined in Article 9 of the NY UCC and, in any event, shall include with respect to any Pledgor, any consideration received from the sale, exchange, license, lease or other disposition of any asset or property that constitutes Collateral, any value received as a consequence of the possession of any Collateral, any payment received from any insurer or other person or entity as a result of the destruction, loss, theft, damage or other involuntary conversion of whatever nature of any asset or property that constitutes Collateral, and the proceeds of any indemnity or guarantee payable to any Pledgor or the Notes Collateral Agent from time to time with respect to any of the Collateral.

(f) As used herein, the term “Secured Obligations” means the collective reference to the Notes Obligations.

(g) As used herein, the term “Secured Parties” means (i) the Holders; (ii) the Trustee and (iii) the Notes Collateral Agent.

(h) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Pledge Agreement shall refer to this Pledge Agreement as a whole and not to any particular provision of this Pledge Agreement, and Section references are to Sections of this Pledge Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”

(i) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2. Grant of Security. Each Pledgor hereby transfers, assigns and pledges to the Notes Collateral Agent for the benefit of the Secured Parties, and hereby grants to the Notes Collateral Agent for the benefit of the Secured Parties, a security interest (“Security Interest”) in all of such Pledgor’s right, title and interest in the following, whether now owned or existing or hereafter acquired or existing (collectively, the “Collateral”) as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations:

(a) the Pledged Shares held by such Pledgor and the certificates representing such Pledged Shares and any interest of such Pledgor in the entries on the books of the issuer of the Pledged Shares or any financial intermediary pertaining to the Pledged Shares and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

(b) the Pledged Debt and the instruments evidencing the Pledged Debt owed to such Pledgor, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Debt; and

(c) to the extent not covered by clauses (a) and (b) above, respectively, all Proceeds and products of any or all of the foregoing Collateral.

Notwithstanding the foregoing, “Collateral” shall not include any Excluded Assets (as defined below).

As used herein, the term “Excluded Assets” shall mean (i) Capital Stock of a Person that constitutes a Subsidiary (other than a Wholly-Owned Subsidiary) the pledge of which would violate a contractual obligation to the owners of the other Capital Stock of such Person that is binding on or relating to such Capital Stock, (ii) any Voting Stock representing in excess of 65% of the issued and outstanding Voting Stock in any Foreign Subsidiary and (iii) any Equity Interests and other securities of a Subsidiary to the extent that the pledge of such Equity Interests and other securities results in the Issuer being required to file separate financial statements of such Subsidiary with the SEC pursuant to Rule 3-16 of Regulation S-X under the Securities Act, but only to the extent necessary to not be subject to such requirement; provided, however, that Excluded Assets will not include (a) any proceeds, substitutions or replacements of any Excluded Assets referred to above (unless such proceeds, substitutions or replacements would constitute Excluded Assets) or (b) any asset which secures Senior Credit Facilities Debt.

3. Security for Obligations. This Pledge Agreement secures the payment and performance of all of the Secured Obligations of each Pledgor. Without limiting the generality of the foregoing, this Pledge Agreement secures the payment of all amounts that constitute part of the Secured Obligations and would be owed by any of the Pledgors to the Notes Collateral Agent or the Secured Parties under the Note Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Pledgor.

4. Delivery of the Collateral. All certificates or instruments, if any, representing or evidencing the Collateral shall be promptly delivered to and held by or on behalf of the Notes Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank. The Notes Collateral Agent shall have the right, at any time after the occurrence and during the continuance of an Event of Default and without notice to any Pledgor, to transfer to or to register in the name of the Notes Collateral Agent or any of its nominees any or all of the Pledged Shares. Each delivery of Collateral (including any After-acquired Shares) shall be accompanied by a schedule describing the securities theretofore and then being pledged hereunder, which shall be attached hereto as Schedule 2 and made a part hereof, provided that the failure to attach any such schedule hereto shall not affect the validity of such pledge of such securities. Each schedule so delivered shall supersede any prior schedules so delivered.

5. Representations and Warranties. Each Pledgor represents and warrants as follows:

(a) Schedule 2 hereto (i) correctly represents as of the date hereof (A) the issuer, the certificate number, the Pledgor and the record and beneficial owner, the number and class and the percentage of the issued and outstanding Equity Interests of such class of all Pledged Shares and (B) the issuer, the initial principal amount, the Pledgor and holder, date of and maturity date of all Pledged Debt and (ii) together with the comparable schedule to each supplement hereto, includes all Equity Interests, debt securities and promissory notes required to be pledged hereunder. Except as set forth on Schedule 2, the Pledged Shares represent all (or all non-voting Equity Interests and 65 percent of the Voting Stock in the case of pledges of Equity Interests of Foreign Subsidiaries that are held by any Pledgor) of the issued and outstanding Equity Interests of each class of Equity Interests in the issuer on the date hereof.

(b) Such Pledgor is the legal and beneficial owner of the Collateral pledged or assigned by such Pledgor hereunder free and clear of any Lien, except for Permitted Liens.

(c) The Pledged Shares pledged by such Pledgor hereunder have been duly authorized and validly issued and, in the case of Pledged Shares issued by a corporation, are fully paid and non-assessable.

(d) The execution and delivery by such Pledgor of this Pledge Agreement and the pledge of the Collateral pledged by such Pledgor hereunder pursuant hereto create a valid enforceable security interest in such Collateral (provided that with respect to the Equity Interests of any Foreign Subsidiary, such security interest shall be valid and enforceable solely to the extent the creation of such security interests in such Equity Interests may be governed by the NY UCC) and upon the filing of financing statements in the applicable filing offices and delivery of any certificates and instruments representing or evidencing such Collateral to the Notes Collateral Agent, shall constitute a fully perfected first-priority security interest in the Collateral, securing the payment and performance of the Secured Obligations, in favor of the Notes Collateral Agent for the benefit of the Secured Parties (provided that with respect to the Equity Interests of any Foreign Subsidiary, such security interest shall be valid and enforceable solely to the extent the creation and perfection of such security interests in such Equity Interests may be governed by the UCC), except as enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and subject to general principles of equity.

(e) Such Pledgor has full power, authority and legal right to pledge all the Collateral pledged by such Pledgor (provided that with respect to the Equity Interests of any Foreign Subsidiary, such security interest shall be valid and enforceable solely to the extent the creation and perfection of such security interests in such Equity Interests is governed by the NY UCC) pursuant to this Pledge Agreement and this Pledge Agreement constitutes a legal, valid and binding obligation of each Pledgor, enforceable in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and subject to general principles of equity.

6. Certification of Limited Liability Company. Limited Partnership Interests and Pledged Debt.

(a) As to all limited liability company or partnership interests that are pledged hereunder, each Pledgor hereby covenants that such Equity Interests (i) are not and shall not be dealt in or traded on securities exchanges or in securities markets, (ii) do not and will not constitute investment company securities, and (iii) are not and will not be held by such Pledgor in a securities account. None of the agreements or instruments governing any of such limited liability or partnership interests shall provide that such Equity Interests are securities governed by Article 8 of the UCC as in effect in any relevant jurisdiction.

(b) Each Pledgor will cause any Indebtedness for borrowed money in an aggregate principal amount exceeding $1,000,000 owed to such Pledgor to be evidenced by a duly executed promissory note that is pledged and delivered to the Notes Collateral Agent pursuant to the terms hereof.

7. Further Assurances. Each Pledgor agrees that at any time and from time to time, at the expense of such Pledgor, it will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Notes Collateral Agent or the Required Secured Parties may reasonably request, in order (x) to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby (including the priority thereof) or (y) to enable the Notes Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

8. Voting Rights; Dividends and Distributions; Etc. (a) So long as no Event of Default shall have occurred and be continuing:

(i) Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not prohibited by the terms of this Pledge Agreement or the other Note Documents.

(ii) The Notes Collateral Agent shall execute and deliver (or cause to be executed and delivered) to each Pledgor all such proxies and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above.

(b) Subject to paragraph (c) below, each Pledgor shall be entitled to receive and retain and use, free and clear of the Lien of this Pledge Agreement, any and all dividends, distributions, principal and interest made or paid in respect of the Collateral to the extent permitted by the Indenture; provided, however, that any and all noncash dividends, interest, principal or other distributions that would constitute Pledged Shares or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Shares or received in exchange for Pledged Shares or Pledged Debt or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be, and shall be forthwith delivered to the Notes Collateral Agent to hold as, Collateral an shall, if received by such Pledgor, be received in trust for the benefit of the Notes Collateral Agent, be segregated from the other property or funds of such Pledgor and be forthwith delivered to the Notes Collateral Agent as Collateral in the same form as so received (with any necessary indorsement).

(c) Upon written notice to the applicable Pledgor by the Notes Collateral Agent following the occurrence and during the continuance of an Event of Default,

(i) all rights of such Pledgor to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 8(a)(i) shall cease, and all such rights shall thereupon become vested in the Notes Collateral Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights during the continuance of such Event of Default, provided that, unless otherwise directed by the Required Secured Parties, the Notes Collateral Agent shall have the right from time to time following the occurrence and during the continuance of an Event of Default to permit the Pledgors to exercise such rights. After all Events of Default have been cured or waived, each Pledgor will have the right to exercise the voting and consensual rights that such Pledgor would otherwise be entitled to exercise pursuant to the terms of Section 8(a)(i) (and the obligations of the Notes Collateral Agent under Section 8(a)(ii) shall be reinstated);

(ii) all rights of such Pledgor to receive the dividends, distributions and principal and interest payments that such Pledgor would otherwise be authorized to receive and retain pursuant to Section 8(b) shall cease, and all such rights shall thereupon become vested in the Notes Collateral Agent, which shall thereupon have the sole right to receive and hold as Collateral such dividends, distributions and principal and interest payments during the continuance of such Event of Default, which may be applied to the Secured Obligations in the manner set forth in the Indenture;

(iii) all dividends, distributions and principal and interest payments that are received by such Pledgor contrary to the provisions of Section 8(b) shall be received in trust for the benefit of the Notes Collateral Agent, shall be segregated from other property or funds of such Pledgor and shall forthwith be delivered to the Notes Collateral Agent as Collateral in the same form as so received (with any necessary indorsements); and

(iv) in order to permit the Notes Collateral Agent to receive all dividends, distributions and principal and interest payments to which it may be entitled under Section 8(b) above, to exercise the voting and other consensual rights that it may be entitled to exercise pursuant to Section 8(c)(i) above, and to receive all dividends, distributions and principal and interest payments that it may be entitled to under Sections 8(c)(ii) and (c)(iii) above, such Pledgor shall, if necessary, upon written notice from the Notes Collateral Agent, from time to time execute and deliver to the Notes Collateral Agent, appropriate proxies, dividend payment orders and other instruments as the Notes Collateral Agent may reasonably request.

9. Transfers and Other Liens; Additional Collateral; Etc. Each Pledgor shall

(a) not (i) except as permitted by the Indenture, sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Collateral or (ii) create or suffer to exist any consensual Lien upon or with respect to any of the Collateral, except for Permitted Liens, provided that in the event such Pledgor sells or otherwise disposes of assets permitted by the Indenture and such assets are or include any of the Collateral, the Notes Collateral Agent shall release such Collateral to such Pledgor free and clear of the Lien under this Pledge Agreement concurrently with the consummation of such sale;

(b) pledge and, if applicable, cause each Subsidiary that becomes a “Guarantor” under and as defined in the Indenture to pledge, to the Notes Collateral Agent for the benefit of the Secured Parties, immediately upon acquisition thereof, all the capital stock and all evidence of Indebtedness held or received by such Pledgor or Subsidiary required to be pledged hereunder, in each case, pursuant to a supplement to this Pledge Agreement substantially in the form of Annex A hereto (it being understood that the execution and delivery of such a supplement shall not require the consent of any Pledgor hereunder and that the rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Pledgor as a party to this Pledge Agreement); and

(c) defend its and the Notes Collateral Agent’s title or interest in and to all the Collateral (and in the proceeds thereof) against any and all Liens (other than Permitted Liens), however arising, and any and all Persons whomsoever.

10. Notes Collateral Agent Appointed Attorney-in-Fact. Each Pledgor hereby appoints, which appointment is irrevocable and coupled with an interest, the Notes Collateral Agent as such Pledgor’s attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, to take any action and to execute any instrument, in each case after the occurrence and during the continuance of an Event of Default, that the Notes Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Pledge Agreement, including to receive, indorse and collect all instruments made payable to such Pledgor representing any dividend, distribution or principal or interest payment in respect of the Collateral or any part thereof and to give full discharge for the same.

11. Notes Collateral Agent’s Duties. The powers conferred on the Notes Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Notes Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Shares, whether or not the Notes Collateral Agent or any other Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Notes Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Notes Collateral Agent accords its own property.

12. Remedies. If any Event of Default shall have occurred and be continuing and subject to the terms of the Intercreditor Agreement:

(a) the Notes Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the NY UCC (whether or not the NY UCC applies to the affected Collateral) and also may without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange broker’s board or at any of the Notes Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral. The Notes Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Notes Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Notes Collateral Agent shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase the whole or any part of the Collateral so sold, and the Notes Collateral Agent may pay the purchase price by crediting the amount thereof against the Secured Obligations. Each Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Notes Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Notes Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, each Pledgor hereby waives any claim against the Notes Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Notes Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offered.

(b) Subject to the terms of the Intercreditor Agreement, the Notes Collateral Agent shall apply the proceeds of any collection or sale of the Collateral at any time after receipt in accordance with Section 6.13 of the Indenture. Upon any sale of the Collateral by the Notes Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Notes Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Notes Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

(c) The Notes Collateral Agent may exercise all other rights and remedies available to any Secured Party under the Note Documents or applicable law.

(d) The Notes Collateral Agent may exercise any and all rights and remedies of each Pledgor in respect of the Collateral.

(e) All payments received by any Pledgor after the occurrence and during the continuance of an Event of Default in respect of the Collateral shall be received in trust for the benefit of the Notes Collateral Agent, shall be segregated from other property or funds of such Pledgor and shall be forthwith delivered to the Notes Collateral Agent as Collateral in the same form as so received (with any necessary indorsement).

Each right, power, and remedy of the Notes Collateral Agent as provided for in this Pledge Agreement or in the other Note Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Pledge Agreement or in the other Note Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Notes Collateral Agent, of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by any Agent of any or all such other rights, powers, or remedies.

13. Amendments, etc. with Respect to the Obligations: Waiver of Rights. Each Pledgor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Pledgor and without notice to or further assent by any Pledgor, (a) any demand for payment of any of the Secured Obligations made by the Notes Collateral Agent or any other Secured Party may be rescinded by such party and any of the Secured Obligations continued, (b) the Secured Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, increased, modified, accelerated, compromised, waived, surrendered or released by the Notes Collateral Agent or any other Secured Party, (c) the Indenture, the other Note Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part and (d) any collateral security, guarantee or right of offset at any time held by the Notes Collateral Agent or any other Secured Party for the payment of the Secured Obligations may be sold, exchanged, waived, surrendered or released. Neither the Notes Collateral Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Secured Obligations or for this Pledge Agreement or any property subject thereto. When making any demand hereunder against any Pledgor, the Notes Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on the Company or any Pledgor or pledgor, and any failure by the Notes Collateral Agent or any other Secured Party to make any such demand or to collect any payments from the Company or any Pledgor or pledgor or any release of the Company or any Pledgor or pledgor shall not relieve any Pledgor in respect of which a demand or collection is not made or any Pledgor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Notes Collateral Agent or any other Secured Party against any Pledgor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

14. Continuing Security Interest; Assignments Under the Indenture; Release. (a) This Pledge Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Pledgor and the successors and assigns thereof, and shall inure to the benefit of the Notes Collateral Agent and the other Secured Parties and their respective successors, indorsees, transferees and permitted assigns until all the Secured Obligations under the Note Documents shall have been satisfied by payment in full. In addition, the security interests granted hereunder shall terminate and be released, in whole or in part, as to Note Obligations under the Indenture, as provided in the Indenture (including Sections 10.06, 12.03 and 12.09 thereof).

(b) In connection with any termination or release pursuant to the foregoing paragraph (a), the Notes Collateral Agent shall execute and deliver to any Pledgor, at such Pledgor’s expense, all documents that such Pledgor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 14 shall be without recourse to or warranty by the Notes Collateral Agent.

15. Reinstatement. This Pledge Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Notes Collateral Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Pledgor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company or any other Pledgor or any substantial part of its property, or otherwise, all as though such payments had not been made

16. Notices. All notices, requests and demands pursuant hereto shall, if to the Notes Collateral Agent, Trustee or any Holder be made in accordance with the Indenture (whether or not then in effect). All communications and notices hereunder to any Subsidiary Pledgor shall be given to it in care of the Company at the Company’s address set forth in Section 14.02 of the Indenture.

17. Counterparts. This Pledge Agreement may be executed by one or more of the parties to this Pledge Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Pledge Agreement signed by all the parties shall be lodged with the Notes Collateral Agent and the Company.

18. Severability. Any provision of this Pledge Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

19. Integration. This Pledge Agreement together with the other Note Documents represents the agreement of each of the Pledgors with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Notes Collateral Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Note Documents.

20. Amendments in Writing; No Waiver; Cumulative Remedies. (a) None of the terms or provisions of this Pledge Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Pledgor and the Notes Collateral Agent in accordance with Section 9.01 or 9.02, as applicable, of the Indenture.

(b) Neither the Notes Collateral Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 20(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Notes Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Notes Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Notes Collateral Agent or such other Secured Party would otherwise have on any future occasion.

(c) The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

21. Section Headings. The Section headings used in this Pledge Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

22. Successors and Assigns. This Pledge Agreement shall be binding upon the successors and assigns of each Pledgor and shall inure to the benefit of the Notes Collateral Agent and the other Secured Parties and their respective successors and assigns, except that no Pledgor may assign, transfer or delegate any of its rights or obligations under this Pledge Agreement without the prior written consent of the Notes Collateral Agent and any such prohibited assignment shall be absolutely void.

23. WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PLEDGE AND THE NOTES COLLATERAL AGENT HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS PLEDGE AGREEMENT OR ANY OF THE OTHER NOTE DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PLEDGOR AND THE NOTES COLLATERAL AGENT REPRESENT THAT EACH HAS REVIEWED THIS

WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS PLEDGE AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

24. Submission to Jurisdiction; Waivers. Each of the Pledgors hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Pledge Agreement and the other Note Documents or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Pledgor at its address referred to in Section 16 or at such other address of which the Notes Collateral Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right of the Notes Collateral Agent or any other Secured Party to effect service of process in any other manner permitted by law or shall limit the right of the Notes Collateral Agent or any other Secured Party to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 24 any special, exemplary, punitive or consequential damages.

25. Intercreditor Agreement; Delivery of ABL Priority Collateral. Notwithstanding anything herein to the contrary, the Liens and security interests granted to the Notes Collateral Agent pursuant to this Pledge Agreement and the exercise of any right or remedy by the Notes Collateral Agent hereunder, are subject to the provisions of the Intercreditor Agreement, dated as of January 29, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among the ABL Agent, The Bank of New York Mellon, as Senior Secured Notes Agent, and following the execution of a Junior Secured Debt Joinder Agreement (as defined therein), the Junior Secured Debt Agent (as defined therein). In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Pledge Agreement, the terms of the Intercreditor Agreement shall govern and control. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies of the Notes Collateral Agent (and the Secured Parties) shall be subject to the terms of the Intercreditor Agreement, and, with respect to any ABL Priority Collateral (as such term is defined in the Intercreditor Agreement) until the Discharge of ABL Obligations (as such term is defined in the Intercreditor Agreement), any obligation of any Pledgor hereunder or under any other Security Document with respect to the delivery or control of any ABL Priority Collateral, the novation of any lien on any certificate of title, bill of lading or other document, the giving of any notice to any bailee or other Person, the provision of voting rights or the obtaining of any consent of any Person shall be deemed to be satisfied if such Pledgor complies with the requirements of the similar provision of the applicable ABL Loan Document (as such term is defined in the Intercreditor

Agreement). Until the Discharge of ABL Obligations, the delivery of any ABL Priority Collateral to, or the control of any ABL Priority Collateral by, the ABL Collateral Agent pursuant to the ABL Loan Documents shall satisfy any delivery or control requirement hereunder or under any other Security Document.

25. GOVERNING LAW. THE VALIDITY OF THIS PLEDGE AGREEMENT AND THE OTHER CREDIT DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER CREDIT DOCUMENT IN RESPECT OF SUCH OTHER CREDIT DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

26. Capacity of Notes Collateral Agent. The Bank of New York Mellon is entering into this Agreement in its capacity as “notes collateral agent” under the Indenture and the rights, powers, privileges and protections afforded to the “notes collateral agent” under the Indenture shall also apply to The Bank of New York Mellon as the Notes Collateral Agent hereunder. The Holders have expressly authorized and instructed the Notes Collateral Agent to execute and deliver this Agreement.

27. Incorporation by Reference. In connection with its execution and acting hereunder the Notes Collateral Agent is entitled to all rights, privileges, protections, immunities, benefits and indemnities provided to it under the Security Agreement.

[signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Pledge Agreement to be duly executed and delivered as of the date first above written.

ACCELLENT INC.

By:

/s/ Craig Campbell
	Name:	Craig Campbell
	Title:	Vice President, Chief Accounting Officer & Controller

ACCELLENT LLC

AMERICAN TECHNICAL MOLDING, INC.

BRIMFIELD ACQUISITION, LLC

BRIMFIELD PRECISION, LLC

CE HUNTSVILLE, LLC

G&D, LLC

KELCO ACQUISITION LLC

MACHINING TECHNOLOGY GROUP, LLC

MEDSOURCE TECHNOLOGIES HOLDINGS, LLC

MEDSOURCE TECHNOLOGIES PITTSBURGH, INC.

MEDSOURCE TECHNOLOGIES, LLC

MEDSOURCE TECHNOLOGIES, NEWTON INC.

MEDSOURCE TRENTON LLC

MICRO-GUIDE, INC.

NATIONAL WIRE & STAMPING, INC.

NOBLE-MET LLC

PORTLYN, LLC

SPECTRUM MANUFACTURING, INC.

THERMAT ACQUISITION, LLC

UTI HOLDING COMPANY

UTI HOLDINGS, LLC

VENUSA, LTD.

By:

/s/ Craig Campbell
	Name:	Craig Campbell
	Title:	Vice President and Assistant Treasurer

THE BANK OF NEW YORK MELLON, as Notes Collateral Agent

By:

/s/ Mary Miselis
	Name:	Mary Miselis
	Title:	Vice President

SCHEDULE 1

TO THE PLEDGE AGREEMENT

SUBSIDIARY PLEDGORS

SCHEDULE 2

TO THE PLEDGE AGREEMENT

Pledged Shares

Pledgor	Issuer	Class of Stock	Certificate No(s)	Number of Shares	Percentage of Issued and Outstanding Shares

Pledged Debt

Pledgor	Issuer	Initial Principal Amount	Date of Note	Maturity Date

ANNEX A

TO THE PLEDGE AGREEMENT

SUPPLEMENT NO. [    ] dated as of [                    ], to the Pledge Agreement dated as of January 29, 2010 (the “Pledge Agreement”), among ACCELLENT INC., a Maryland corporation (the “Company”), each of the subsidiaries of the Company listed on Annex A thereto (each such undersigned subsidiary being a “Subsidiary Pledgor” and, collectively, the “Subsidiary Pledgor”; the Subsidiary Pledgors and the Company are referred to collectively, jointly and severally, as the “Pledgors”), and THE BANK OF NEW YORK MELLON, as notes collateral agent (in such capacity, the “Notes Collateral Agent”) for the Secured Parties

A. Reference is made to the Indenture, dated as of January 29, 2010 (as the same may be amended, supplemented or otherwise modified from time to time, the “Indenture”), among the Company, each Guarantor (as defined in the Indenture) and THE BANK OF NEW YORK MELLON, as trustee (the “Trustee”) and as Notes Collateral Agent on behalf of the holders of the Notes (the “Holders”).

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Pledge Agreement.

C. The Pledgors have entered into the Security Agreement in order to induce the Trustee and the Notes Collateral Agent to enter into the Indenture and to induce the Holders to purchase and hold the Notes.

D. The undersigned Domestic Subsidiaries (each an “Additional Pledgor”) are (a) the legal and beneficial owners of the Equity Interests described under Schedule 1 hereto and issued by the entities named therein (such pledged Equity Interests, together with any Equity Interests obtained in the future of the issuer of such Pledged Shares (the “After-acquired Additional Pledged Shares”), referred to collectively herein as the “Additional Pledged Shares”) and (b) the legal and beneficial owners of the Indebtedness (the “Additional Pledged Debt”) described under Schedule 1 hereto.

E. Section 9(b) of the Pledge Agreement provides that additional Subsidiaries may become Subsidiary Pledgors under the Pledge Agreement by execution and delivery of an instrument in the form of this Supplement. Each undersigned Additional Pledgor is executing this Supplement in accordance with the requirements of Section 9(b) of the Pledge Agreement to pledge to the Notes Collateral Agent for the benefit of the Secured Parties the Additional Pledged Shares and the Additional Pledged Debt and to become a Subsidiary Pledgor under the Pledge Agreement as consideration for the purchase and holding of Notes by Holders.

Accordingly, the Notes Collateral Agent and each undersigned Additional Pledgor agree as follows:

SECTION 1. In accordance with Section 9(b) of the Pledge Agreement, each Additional Pledgor by its signature hereby transfers, assigns and pledges to the Notes Collateral Agent for the benefit of the Secured Parties, and hereby grants to the Notes Collateral Agent for the benefit of the Secured Parties, a security interest in all of such Additional Pledgor’s right, title and interest in the following, whether now owned or existing or hereafter acquired or existing (collectively, the “Additional Collateral”) as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations:

(a) the Additional Pledged Shares held by such Additional Pledgor and the certificates representing such Additional Pledged Shares and any interest of such Additional Pledgor in the entries on the books of the issuer of the Additional Pledged Shares or any financial intermediary pertaining to the Additional Pledged Shares and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Additional Pledged Shares;

(b) the Additional Pledged Debt and the instruments evidencing the Additional Pledged Debt owed to such Additional Pledgor, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Additional Pledged Debt; and

(c) to the extent not covered by clauses (a) and (b) above, respectively, all Proceeds and products of any or all of the foregoing Additional Collateral.

Notwithstanding the foregoing, “Additional Collateral” shall not include any Excluded Assets (as defined below).

As used herein, the term “Excluded Assets” shall mean (i) Capital Stock of a Person that constitutes a Subsidiary (other than a Wholly-Owned Subsidiary) the pledge of which would violate a contractual obligation to the owners of the other Capital Stock of such Person that is binding on or relating to such Capital Stock, (ii) any Voting Stock representing in excess of 65% of the issued and outstanding Voting Stock in any Foreign Subsidiary and (iii) any Equity Interests and other securities of a Subsidiary to the extent that the pledge of such Equity Interests and other securities results in the Issuer being required to file separate financial statements of such Subsidiary with the SEC pursuant to Rule 3-16 of Regulation S-X under the Securities Act, but only to the extent necessary to not be subject to such requirement; provided, however, that Excluded Assets will not include (a) any proceeds, substitutions or replacements of any Excluded Assets referred to above (unless such proceeds, substitutions or replacements would constitute Excluded Assets) or (b) any asset which secures Senior Credit Facilities Debt.

For purposes of the Pledge Agreement, (x) the Collateral shall be deemed to include the Additional Collateral and (y) the After-acquired Pledged Shares shall be deemed to include the After-acquired Additional Pledged Shares.

SECTION 2. Each Additional Pledgor by its signature below becomes a Pledgor under the Pledge Agreement with the same force and effect as if originally named therein as a Pledgor and each Additional Pledgor hereby agrees to all the terms and provisions of the Pledge Agreement applicable to it as a Pledgor thereunder. Each reference to a “Subsidiary Pledgor” or a “Pledgor” in the Pledge Agreement shall be deemed to include each Additional Pledgor. The Pledge Agreement is hereby incorporated herein by reference.

SECTION 3. Each Additional Pledgor represents and warrants as follows:

(a) Schedule 1 hereto (i) correctly represents as of the date hereof (A) the issuer, the certificate number, the Pledgor and record and beneficial owner, the number and class and the percentage of the issued and outstanding Equity Interests of such class of all Additional Pledged Shares and (B) the issuer, the initial principal amount, the Pledgor and holder, date of and maturity date of all Additional Pledged Debt and (ii) together with Schedule 2 to the Pledge Agreement, the comparable schedules to each other Supplement to the Pledge Agreement, includes all Equity Interests, debt securities and promissory notes required to be pledged hereunder. Except as set forth on Schedule 1, the Pledged Shares represent all (or 65 percent in the case of pledges of Foreign Subsidiaries) of the issued and outstanding Equity Interests of each class of Equity Interests of the issuer on the date hereof.

(b) Such Additional Pledgor is the legal and beneficial owner of the Additional Collateral pledged or assigned by such Additional Pledgor hereunder free and clear of any Lien, except for the Lien created by this Supplement to the Pledge Agreement.

(c) As of the date of this Supplement, the Additional Pledged Shares pledged by such Additional Pledgor hereunder have been duly authorized and validly issued and, in the case of Additional Pledged Shares issued by a corporation, are fully paid and non-ass assessable.

(d) The execution and delivery by such Additional Pledgor of this Supplement and the pledge of the Additional Collateral pledged by such Additional Pledgor hereunder pursuant hereto create a valid and perfected first-priority security interest in the Additional Collateral, securing the payment of the Secured Obligations, in favor of the Notes Collateral Agent for the benefit of the Secured Parties.

(e) Such Additional Pledgor has full power, authority and legal right to pledge all the Additional Collateral pledged by such Additional Pledgor pursuant to this Supplement and this Supplement constitutes a legal, valid and binding obligation of each Additional Pledgor, enforceable in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and subject to general principles of equity.

SECTION 4. This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Supplement signed by all the parties shall be lodged with the Notes Collateral Agent and the Company. This Supplement shall become effective as to each Additional Pledgor when the Notes Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such Additional Pledgor and the Notes Collateral Agent.

SECTION 5. Except as expressly supplemented hereby, the Pledge Agreement shall remain in full force and effect.

SECTION 6. THE VALIDITY OF THIS SUPPLEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Pledge Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All notices, requests and demands pursuant hereto shall be made in accordance with Section 16 of the Pledge Agreement. All communications and notices hereunder to each Additional Pledgor shall be given to it in care of the Company at the Company’s address set forth in Section 14.02 of the Indenture (whether or not then in effect).

SECTION 9. Each Additional Pledgor agrees to reimburse the Notes Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Notes Collateral Agent.

SECTION 10. This Supplement is a Note Document.

[signature pages follow]

IN WITNESS WHEREOF, each Additional Pledgor and the Notes Collateral Agent have duly executed this Supplement to the Pledge Agreement as of the day and year first above written.

[NAME OF ADDITIONAL PLEDGOR]

By:

Name:
Title:

THE BANK OF NEW YORK MELLON, as Notes Collateral Agent

By:

Name:
Title:

SCHEDULE 1

TO SUPPLEMENT NO. [    ]

TO THE PLEDGE AGREEMENT

Pledged Shares

Pledgor	Issuer	Class of Stock	Certificate No(s)	Number of Shares	Percentage of Issued and Outstanding Shares

Pledged Debt

Pledgor	Issuer	Initial Principal Amount	Date of Note	Maturity Date